As filed with the U.S. Securities and Exchange Commission on July 8, 2026
1933 Act File No. 333-68740
1940 Act File No. 811-10487
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	74	[	X	]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	75	[	X	]
HOTCHKIS AND WILEY FUNDS
(Exact name of Registrant as Specified in Charter)
601 South Figueroa Street, 39th Floor
Los Angeles, California 90017-5704
(Address of Principal Executive Office) (Zip Code)
(213) 430-1000
Registrant’s Telephone Number, including Area Code

Anna Marie Lopez
601 South Figueroa Street, 39th Floor
Los Angeles, California 90017-5704
Copy to:

Joseph Mannon, Esq.
Vedder Price P.C.
222 North LaSalle Street, 26th Floor
Chicago, IL 60601
It is proposed that this filing will become effective (check appropriate box)

[	X	]	immediately upon filing pursuant to paragraph (b)
[		]	on (date) pursuant to paragraph (b)
[		]	60 days after filing pursuant to paragraph (a)(1)
[		]	on (date) pursuant to paragraph (a)(1)
[		]	75 days after filing pursuant to paragraph (a)(2)
[		]	on (date) pursuant to paragraph (a)(2) of Rule 485.
If appropriate, check the following box:

[ ]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
Explanatory Note: This Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A (File No. 333-68740) of Hotchkis and Wiley Funds (the “Registrant”) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing exhibits to the Registration Statement. This Post-Effective Amendment No. 74 incorporates by reference Parts A and B of the Registrant’s Post-Effective Amendment No. 73, filed on June 30, 2026. Accordingly, this Post-Effective Amendment No. 74 consists only of a facing page, this explanatory note, Part C of the Registration Statement on Form N-1A, the Exhibit Index, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 74 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 74 shall become effective immediately upon filing with the SEC.

HOTCHKIS AND WILEY FUNDS
PART C

OTHER INFORMATION

Item 28. Exhibits.

(a)			Declaration of Trust.
	(1)
Agreement and Declaration of Trust dated July 23, 2001 was previously filed with Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A on August 27, 2004, and is incorporated herein by reference.

	(2)		Certificate of Trust dated July 23, 2001, was previously filed with the Initial Registration Statement on Form N-1A on August 30, 2001, and is incorporated herein by reference.
	(3)
Written Instrument Amending the Agreement and Declaration of Trust dated August 16, 2016 was previously filed with Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A on August 29, 2016, and is incorporated herein by reference.

	(4)
Amended and Restated Agreement and Declaration of Trust dated December 20, 2024 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

(b)			By-laws, as amended November 19, 2019 was previously filed with Post-Effective Amendment No.61 to the Registration Statement on Form N-1A on August 27, 2021 and is incorporated herein by reference.
(c)			Instruments Defining Rights of Shareholders were previously filed with the Registration Statement on Form N-1A on August 30, 2001, and are incorporated herein by reference.
(d)	(1)
Amended and Restated Investment Advisory Agreement dated August 29, 2018 relating to the Hotchkis and Wiley Large Cap Fundamental Value Fund (formerly, Hotchkis and Wiley Large Cap Value Fund) was previously filed with Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A on August 29, 2018 and is incorporated herein by reference.

	(2)
Amended and Restated Investment Advisory Agreement dated June 1, 2012 relating to the Hotchkis & Wiley Mid-Cap Value Fund was previously filed with Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A on August 29, 2012, and is incorporated herein by reference.

	(3)
Amended and Restated Investment Advisory Agreement dated June 1, 2012 relating to the Hotchkis & Wiley Small Cap Value Fund was previously filed with Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A on August 29, 2012, and is incorporated herein by reference.

	(4)
Amended and Restated Investment Advisory Agreement dated June 1, 2012 relating to the Hotchkis & Wiley Value Opportunities Fund was previously filed with Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A on August 29, 2012, and is incorporated herein by reference.

	(5)
Amended and Restated Investment Advisory Agreement dated August 29, 2018 relating to the Hotchkis and Wiley Large Cap Disciplined Value Fund (formerly, Hotchkis and Wiley Diversified Value Fund) was previously filed with Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A on August 29, 2018 and is incorporated herein by reference.

	(6)
Investment Advisory Agreement dated February 5, 2009, relating to the Hotchkis & Wiley High Yield Fund was previously filed with Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A on March 31, 2009, and is incorporated herein by reference.

	(7)	(1)
Amended and Restated Investment Advisory Agreement dated August 29, 2018 relating to the Hotchkis & Wiley Global Value Fund was previously filed with Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A on August 29, 2018 and is incorporated herein by reference.

		(2)
Amendment No. 1 to the Amended and Restated Investment Advisory Agreement dated August 29, 2018 relating to the Hotchkis & Wiley Global Value Fund was previously filed with Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A on August 29, 2025, and is incorporated by reference.

	(8)		(1)
Investment Advisory Agreement dated May 14, 2014, relating to the Hotchkis & Wiley Small Cap Diversified Value Fund was previously filed with Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A on June 30, 2014, and is incorporated herein by reference.

			(2)
Amendment No. 1 to the Investment Advisory Agreement dated July 1, 2016 relating to the Hotchkis & Wiley Small Cap Diversified Value Fund was previously filed with Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A on August 29, 2016, and is incorporated herein by reference.

	(9)		(1)
Amended and Restated Investment Advisory Agreement dated August 29, 2018 relating to the Hotchkis & Wiley International Value Fund was previously filed with Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A on August 29, 2018 and is incorporated herein by reference.

			(2)
Amendment No. 1 to the Amended and Restated Investment Advisory Agreement dated August 18, 2018 relating to the Hotchkis & Wiley International Value Fund was previously filed with Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A on August 29, 2025, and is incorporated herein by reference.

	(10)		(1)
Investment Advisory Agreement dated June 30, 2020 relating to the Hotchkis & Wiley International Small Cap Diversified Value Fund was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020 and is incorporated herein by reference.

			(2)
Amendment No. 1 to the Investment Advisory Agreement dated June 30, 2020 relating to the Hotchkis & Wiley International Small Cap Diversified Value Fund was previously filed with Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A on August 29, 2025, and is incorporated herein by reference.

	(11)
Investment Advisory Agreement dated December 12, 2023 relating to the HW Opportunities MP Fund was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023 and is incorporated herein by reference.

	(12)
Investment Advisory Agreement between the Trust, on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund and Hotchkis & Wiley Capital Management, LLC was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

(e)	(1)	(i)	(1)
Distribution Agreement dated February 18, 2005, was previously filed with Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A on August 29, 2005, and is incorporated herein by reference.

			(2)
Amendment dated August 15, 2005, to the Distribution Agreement was previously filed with Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A on August 29, 2005, and is incorporated herein by reference.

			(3)
Second Amendment dated February 6, 2006, to the Distribution Agreement was previously filed with Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A on August 29, 2006, and is incorporated herein by reference.

			(4)
Third Amendment dated January 1, 2008, to the Distribution Agreement was previously filed with Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A on August 29, 2008, and is incorporated herein by reference.

			(5)
Fourth Amendment dated February 5, 2009, to the Distribution Agreement was previously filed with Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A on March 31, 2009, and is incorporated herein by reference.

			(6)
Fifth Amendment dated November 17, 2010, to the Distribution Agreement was previously filed with Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A on December 30, 2010, and is incorporated herein by reference.

			(7)
Sixth Amendment dated November 19, 2012 to the Distribution Agreement was previously filed with Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A on December 28, 2012, and is incorporated herein by reference.

(8)
Seventh Amendment dated May 14, 2014 to the Distribution Agreement was previously filed with Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A on June 30, 2014, and is incorporated herein by reference.

(9)
Eighth Amendment dated November 17, 2015 to the Distribution Agreement was previously filed with Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A on December 28, 2015, and is incorporated herein by reference.

			(10)	Novation Agreement dated March 31, 2020, was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.
(11)
First Amendment to Novation Agreement dated June 29, 2020, was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.

(12)
Distribution Novation Agreement dated September 30, 2021, was previously filed with Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A on August 26, 2022, and is incorporated herein by reference.

(13)
First Amendment to the Distribution Novation Agreement dated December 12, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

(14)
Second Amendment to the Novated Distribution Agreement dated January 15, 2025, was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(15)
Third Amendment to the Novated Distribution Agreement dated July 1, 2026, was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(16)
ETF Distribution Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 5, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

(17)
First Amendment to the ETF Distribution Agreement dated July 1, 2026, was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(18)
ETF Distribution Services Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 5, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

			(19)	Form of Authorized Participant Agreement was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.
(f)				Bonus or Profit Sharing Contracts – Not Applicable.
(g)	(1)	(i)	(1)
Custodian Agreement dated October 10, 2001, was previously filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A on October 19, 2001, and is incorporated herein by reference.

(2)
First Amendment dated October 26, 2005, to the Custodian Agreement was previously filed with Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A on August 29, 2006, and is incorporated herein by reference.

(3)
Revised Global Custody Fee Schedule dated November 1, 2007, to the Custodian Agreement was previously filed with Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A on August 29, 2008, and is incorporated herein by reference.

(4)
Appendix A to the Custodian Agreement dated November 17, 2015, was previously filed with Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A on December 28, 2015, and is incorporated herein by reference.

(5)
Appendix A to the Custodian Agreement dated June 29, 2020, was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.

(6)
Appendix A to the Custodian Agreement dated December 15, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

(7)
ETF Custody Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 13, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

			(8)	Custody Agreement dated July 23, 2025 was previously filed with Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A on August 29, 2025, and is incorporated herein by reference.
			(9)	Amended and Restated Custody Agreement – filed herewith.
(h)				Other Material Contracts.
	(1)	(i)
Amended and Restated Fund Accounting Servicing Agreement dated October 1, 2018, was previously filed with Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A on August 29, 2019, and is incorporated herein by reference.

(ii)
Amendment to the Amended and Restated Fund Accounting Servicing Agreement dated June 29, 2020, was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.

(iii)
Amendment to the Amended and Restated Fund Accounting Servicing Agreement dated December 16, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

(iv)
ETF Fund Accounting Servicing Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 13, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

	(2)	(i)
Amended and Restated Transfer Agent Servicing Agreement dated October 1, 2018, was previously filed with Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A on August 29, 2019, and is incorporated herein by reference.

(ii)
Amendment to the Amended and Restated Transfer Agent Servicing Agreement dated June 29, 2020, was previously filed with Post-Effective Amendment to No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.

(iii)
Amendment to the Amended and Restated Transfer Agent Servicing Agreement dated December 16, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

(iv)
Transfer Agent Servicing Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 31, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

	(3)	(i)
Amended and Restated Fund Administration Servicing Agreement dated October 1, 2018, was previously filed with Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A on August 29, 2019, and is incorporated herein by reference.

(ii)
Amendment to the Amended and Restated Fund Administration Servicing Agreement dated June 29, 2020, was previously filed with Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A on June 30, 2020, and is incorporated herein by reference.

(iii)
Amendment to the Amended and Restated Fund Administration Servicing Agreement dated December 16, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

(iv)
Fund Administration Servicing Agreement on behalf of Hotchkis & Wiley SMID Cap Diversified Value Fund dated March 13, 2025 was previously filed with Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A on March 24, 2025, and is incorporated herein by reference.

	(4)
Amended and Restated Operating Expense Limitation Agreement dated July 1, 2026 , was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

	(5)
Operating Expense Limitation Agreement dated December 12, 2023, was previously filed with Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A on December 18, 2023, and is incorporated herein by reference.

	(6)
License Agreement Relating to Use of Name dated October 17, 2001, was previously filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A on October 19, 2001, and is incorporated herein by reference.

	(7)
Form of Trustee Indemnification Agreement was previously filed with Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A on August 29, 2007, and is incorporated herein by reference.

	(8)
Participating Fund Agreement with ReFlow Fund, LLC dated August 22, 2024, was previously filed with Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A on August 29, 2024, and is incorporated herein by reference.

	(9)	Fund Servicing Agreement – filed herewith.
(i)		Opinion of Counsel was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.
(j)	(1)
Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(k)		Omitted Financial Statements – Not Applicable.
(l)
Initial Capital Agreements dated October 17, 2001, were previously filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A on October 19, 2001, and are incorporated herein by reference.

(m)	(1)
Amended Distribution Plan pursuant to Rule 12b-1 dated May 12, 2020 was previously filed with Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A on August 28, 2020, and is incorporated herein by reference.

	(2)
Amended Distribution Plan pursuant to Rule 12b-1 dated August 29, 2024 was previously filed with Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A on January 7, 2025, and is incorporated herein by reference.

	(3)
Amended Distribution Plan pursuant to Rule 12b-1 dated May 19, 2026, was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(n)	(1)	Plan Pursuant to Rule 18f-3 was previously filed with Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A on August 29, 2019, and is incorporated herein by reference.
	(2)
Amended Plan Pursuant to Rule 18f-3 dated November 12, 2024 was previously filed with Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A on January 7, 2025, and is incorporated herein by reference.

	(3)
Amended and Restated Rule 18f-3 Plan dated May 19, 2026 was previously filed with Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A on June 30, 2026, and is incorporated herein by reference.

(o)		Reserved.
(p)
Joint Code of Ethics for Hotchkis & Wiley Funds and Hotchkis & Wiley Capital Management, LLC was previously filed with Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A on August 29, 2014, and is incorporated herein by reference.

(q)
Power of Attorney dated August 25, 2017, was previously filed with Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A on August 29, 2017, and is incorporated herein by reference.

Item 29. Persons Controlled by or under Common Control with the Registrant.
No person is directly or indirectly controlled by or under common control with the Registrant.
Item 30. Indemnification.
As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 2, 3 and 4 of Article VII of the Registrant’s Agreement and Declaration of Trust (the “Declaration of Trust”) (Exhibit (a)(i) to this Registration Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.
Article VII, Sections 2 and 3 of the Declaration of Trust provide, inter alia, that no Trustee of the Registrant shall be liable to the Registrant, its holders, or to any other Trustee for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.
Article VII, Section 2 of the Declaration of Trust provides:
Section 2. Indemnification and Limitation of Liability. A Trustee, when acting in such capacity, shall not be personally liable to any Person, other than the Trust or a Shareholder to the extent provided in this Article VII, for any act, omission or obligation of the Trust, of such Trustee or of any other Trustee. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, Manager, advisor, sub-advisor or Principal Underwriter of the Trust. The Trust shall indemnify each Person who is, or has been, a Trustee, officer, employee or agent of the Trust and any Person who is serving or has served at the Trust’s request as a director, officer, trustee, employee or agent of another organization in which the Trust has any interest as a shareholder, creditor or otherwise to the extent and in the manner provided in the By-Laws. All persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Series that such person extended credit to, contracted with or has a claim against, or, if the Trustees have yet to establish Series, of the Trust for payment under such credit, contract or claim; and neither the Trustees nor the Shareholders, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor. Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees by any of them in connection with the Trust shall conclusively be deemed to have been executed or done only in or with respect to his or her capacity as Trustee or Trustees and such Trustee or Trustees shall not be personally liable thereon. At the Trustees’ discretion, any note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers may give notice that the Certificate of Trust is on file in the Office of the Secretary of State of the State of Delaware and that a limitation on liability of Series exists and such note, bond, contract, instrument, certificate or undertaking may, if the Trustees so determine, recite that the same was executed or made on behalf of the Trust by a Trustee or Trustees in such capacity and not individually or by an officer or officers in such capacity and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only on the assets and property of the Trust or a Series thereof, and may contain such further recital as such Person or Persons may deem appropriate. The omission of any such notice or recital shall in no way operate to bind any Trustees, officers or Shareholders individually.
Article 11, Section 3 of the Registrant’s By-laws further provides:
Section 3. Limitations, Settlements. No indemnification shall be provided hereunder to an agent:
(1)    who shall have been adjudicated by the court or other body before which the proceeding was brought to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (collectively, “disabling conduct”); or
(2)    with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought that such agent was liable to the Trust or its Shareholders by reason of disabling conduct, unless there has been a determination that such agent did not engage in disabling conduct:

(i)    by the court or other body before which the proceeding was brought;
(ii)    by at least a majority of those Trustees who are neither Interested Persons of the Trust nor are parties to the proceeding based upon a review of readily available facts as opposed to a full trial-type inquiry); or
(iii)by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry); provided, however, that indemnification shall be provided hereunder to an agent with respect to any proceeding in the event of (1) a final decision on the merits by the court or other body before which the proceeding was brought that the agent was not liable by reason of disabling conduct, or (2) the dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such agent has been charged.
As permitted by Article VII, Section 4 of the Declaration of Trust, the Trustees may maintain insurance for Trustees, officers, employees and agents in the amount the Trustees deem adequate.
Each Trustee has entered into an indemnification agreement (each, an “Indemnification Agreement”) with the Registrant (Exhibit (h)(vi) to this Registration Statement) which provides that the Registrant shall indemnify and hold harmless the Trustee against any expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Registrant, to the fullest extent permitted by the Declaration of Trust and By-laws of the Registrant, the Delaware Statutory Trust Act, the Securities Act of 1933, as amended, and the 1940 Act. Each Trustee shall be indemnified against such expenses unless the Trustee is subject to such expenses by reason of the Trustee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office as defined in Section 17(f) of the 1940 Act.
The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and By-laws and the Indemnification Agreements in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.
Item 31. Business and Other Connections of Investment Adviser.
The Registrant’s investment adviser is Hotchkis and Wiley Capital Management, LLC, a limited liability company. See “Management of the Funds” in the Prospectus and “Management” in the Statement of Additional Information for information regarding the business of Hotchkis and Wiley Capital Management, LLC (the “Advisor”).
The principal occupations of the directors and officers of Hotchkis and Wiley Capital Management, LLC are their services as directors and officers of Hotchkis and Wiley Capital Management, LLC. The address of Hotchkis and Wiley Capital Management, LLC and the Registrant is 601 South Figueroa Street, 39th Floor, Los Angeles, CA 90017.
Set forth below is information as to any other business, profession, vocation or employment of a substantial nature in which each director, officer or partner of Hotchkis and Wiley Capital Management, LLC is, or at any time during the last two fiscal years has been, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee:

Name and Position with Hotchkis and Wiley Capital Management, LLC	Name of Company and/or Principal Business	Capacity
George Davis, Executive Chairman	Hotchkis and Wiley Funds	Trustee
Anna Marie Lopez, Chief Operating Officer	Hotchkis and Wiley Funds	President
James Menvielle, Chief Financial Officer	Hotchkis and Wiley Funds	Vice President and Treasurer
Adam Shoffner, Chief Compliance Officer	N/A	N/A
Scott McBride, Chief Executive Officer and Executive Committee Member	N/A	N/A

Nigel Hurst-Brown, Executive Committee Member	Hotchkis and Wiley, Ltd.	Chief Executive
Thomas Hirschmann, Head of Distribution	N/A	N/A
Douglas Martin, Executive Committee Member	Stephens, Inc. Conn's Inc.	Sr. EVP/Special Investments Other miscellaneous private companies where Mr. Martin holds board level positions due to his employment at Stephens, Inc. Director
Warren Miles Amerine Stephens, Executive Committee Member	Stephens Insurance, LLC	President and CEO
Item 32. Principal Underwriter.
(a)    Quasar Distributors, LLC (the “Distributor”), serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:
1. Abacus FCF ETF Trust
2. Advisor Managed Portfolios
3. Antares Private Credit Fund
4. Capital Advisors Growth Fund, Series of Advisors Series Trust
5. Chase Growth Fund, Series of Advisors Series Trust
6. Davidson Multi-Cap Equity Fund, Series of Advisors Series Trust
7. Edgar Lomax Value Fund, Series of Advisors Series Trust
8. Huber Large Cap Value Fund, Series of Advisors Series Trust
9. Huber Mid Cap Value Fund, Series of Advisors Series Trust
10. Huber Select Large Cap Value Fund, Series of Advisors Series Trust
11. Huber Small Cap Value Fund, Series of Advisors Series Trust
12. Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
13. Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
14. Medalist Partners Short Duration Fund, Series of Advisors Series Trust
15. O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
16. PIA BBB Bond Fund, Series of Advisors Series Trust
17. PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18. PIA High Yield Fund, Series of Advisors Series Trust
19. PIA MBS Bond Fund, Series of Advisors Series Trust
20. PIA Short-Term Securities Fund, Series of Advisors Series Trust
21. Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
22. Poplar Forest Partners Fund, Series of Advisors Series Trust
23. Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
24. Pzena International Small Cap Value Fund, Series of Advisors Series Trust
25. Pzena International Value ETF, Series of Advisors Series Trust
26. Pzena International Value Fund, Series of Advisors Series Trust
27. Pzena Mid Cap Value Fund, Series of Advisors Series Trust
28. Pzena Small Cap Value Fund, Series of Advisors Series Trust
29. Pzena U.S. Large Cap Value ETF, Series of Advisors Series Trust
30. Vox populi ETF, Series of Advisors Series Trust
31. Scharf ETF, Series of Advisors Series Trust
32. Scharf Global Opportunity ETF, Series of Advisors Series Trust
33. Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust

34. Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
35. Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
36. The Aegis Funds
37. Allied Asset Advisors Funds
38. Angel Oak Funds Trust
39. Angel Oak Strategic Credit Fund
40. Brookfield Infrastructure Income Fund Inc.
41. Brookfield Investment Funds
42. Buffalo Funds
43. RJ Eagle GCM Dividend Select Income ETF, Series of Carillon Series Trust
44. RJ Eagle Municipal Income ETF, Series of Carillon Series Trust
45. RJ Eagle Vertical Income ETF, Series of Carillon Series Trust
46. DoubleLine Funds Trust
47. AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
48. AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions
49. AAM Crescent CLO ETF, Series of ETF Series Solutions
50. AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
51. AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
52. AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions
53. AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions
54. AAM SLC Low Duration Income ETF, Series of ETF Series Solutions
55. AAM Todd International Intrinsic Value ETF, Series of ETF Series Solutions
56. AAM Transformers ETF, Series of ETF Series Solutions
57. Acquirers Small and Micro Deep Value ETF, Series of ETF Series Solutions
58. Aptus April Buffer, Series of ETF Series Solutions
59. Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions
60. Aptus Deferred Income ETF, Series of ETF Series Solutions
61. Aptus Defined Risk ETF, Series of ETF Series Solutions
62. Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
63. Aptus Enhanced Yield ETF, Series of ETF Series Solutions
64. Aptus International Enhanced Yield ETF, Series of ETF Series Solutions
65. Aptus January Buffer ETF, Series of ETF Series Solutions
66. Aptus July Buffer ETF, Series of ETF Series Solutions
67. Aptus Laddered Buffer ETF, Series of ETF Series Solutions
68. Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
69. Aptus Large Cap Upside ETF, Series of ETF Series Solutions
70. Aptus October Buffer ETF, Series of ETF Series Solutions
71. Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions
72. Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
73. Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions
74. BTD Capital Fund, Series of ETF Series Solutions
75. Carbon Strategy ETF, Series of ETF Series Solutions
76. ClearShares OCIO ETF, Series of ETF Series Solutions
77. ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
78. ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
79. Colterpoint Net Lease Real Estate ETF, Series of ETF Series Solutions
80. Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
81. Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
82. Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
83. ETFB Green SRI REITs ETF, Series of ETF Series Solutions
84. Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
85. Hoya Capital Housing ETF, Series of ETF Series Solutions

86. LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
87. LHA Market State Tactical Q ETF, Series of ETF Series Solutions
88. LHA Risk-Managed Income ETF, Series of ETF Series Solutions
89. McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
90. Opus Small Cap Value ETF, Series of ETF Series Solutions
91. The Acquirers Fund, Series of ETF Series Solutions
92. The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions
93. The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions
94. U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
95. U.S. Global JETS ETF, Series of ETF Series Solutions
96. U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
97. U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions
98. US Vegan Climate ETF, Series of ETF Series Solutions
99. First American Funds Trust
100. FundX Investment Trust
101. The Glenmede Fund, Inc.
102. The GoodHaven Funds Trust
103. Harding, Loevner Funds, Inc.
104. Hennessy Funds Trust
105. Horizon Funds
106. Hotchkis & Wiley Funds
107. Intrepid Capital Management Funds Trust
108. Jacob Funds Inc.
109. The Jensen Quality Growth Fund Inc.
110. Kirr, Marbach Partners Funds, Inc.
111. Core Alternative ETF, Series of Listed Funds Trust
112. Optimized Equity Income ETF, Series of Listed Funds Trust
113. Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
114. Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
115. LKCM Funds
116. LoCorr Investment Trust
117. MainGate Trust
118. ATAC Rotation Fund, Series of Managed Portfolio Series
119. Kensington Active Advantage Fund, Series of Managed Portfolio Series
120. Kensington Credit Opportunities ETF, Series of Managed Portfolio Series
121. Kensington Defender Fund, Series of Managed Portfolio Series
122. Kensington Dynamic Allocation Fund, Series of Managed Portfolio Series
123. Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series
124. Kensington Managed Income Fund, Series of Managed Portfolio Series
125. LK Balanced Fund, Series of Managed Portfolio Series
126. Leuthold Core ETF, Series of Managed Portfolio Series
127. Leuthold Core Investment Fund, Series of Managed Portfolio Series
128. Leuthold Global Fund, Series of Managed Portfolio Series
129. Leuthold Grizzly Short Fund, Series of Managed Portfolio Series
130. Leuthold Select Industries ETF, Series of Managed Portfolio Series
131. Muhlenkamp Fund, Series of Managed Portfolio Series
132. Nuance Concentrated Value Fund, Series of Managed Portfolio Series
133. Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
134. Olstein All Cap Value Fund, Series of Managed Portfolio Series
135. Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
136. Port Street Quality Growth Fund, Series of Managed Portfolio Series
137. Reinhart Genesis PMV Fund, Series of Managed Portfolio Series

138. Reinhart International PMV Fund, Series of Managed Portfolio Series
139. Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
140. Tremblant Global ETF, Series of Managed Portfolio Series
141. Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
142. Hood River Emerging Markets Fund, Series of Manager Directed Portfolios
143. Hood River International Opportunity Fund, Series of Manager Directed Portfolios
144. Hood River New Opportunities Fund, Series of Manager Directed Portfolios
145. Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
146. SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios
147. SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios
148. SWP Growth & Income ETF, Series of Manager Directed Portfolios
149. Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios
150. Mason Capital Fund Trust
151. Matrix Advisors Funds Trust
152. Monetta Trust
153. Nicholas Equity Income Fund, Inc.
154. Nicholas Fund, Inc.
155. Nicholas II, Inc.
156. Nicholas Limited Edition, Inc.
157. Oaktree Asset-Backed Income Fund Inc.
158. Oaktree Diversified Income Fund Inc.
159. Permanent Portfolio Family of Funds
160. Procure ETF Trust II
161. Professionally Managed Portfolios
162. Provident Mutual Funds, Inc.
163. Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
164. Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
165. Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
166. Aquarius International Fund, Series of The RBB Fund, Inc.
167. Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
168. Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
169. Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
170. Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
171. Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
172. Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
173. F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
174. F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
175. F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
176. F/m Callable Tax-Free Municipal ETF, Series of The RBB Fund, Inc.
177. F/m Compoundr High Yield Bond ETF, Series of The RBB Fund, Inc.
178. F/m Compoundr U.S. Aggregate Bond ETF, Series of The RBB Fund, Inc.
179. F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
180. F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.
181. F/m High Yield 100 ETF, Series of The RBB Fund, Inc.
182. F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.
183. F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
184. F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB Fund, Inc.
185. F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
186. F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
187. F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
188. F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
189. F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.

190. F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
191. F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
192. F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
193. F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
194. F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
195. Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
196. Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
197. Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
198. Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.
199. Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
200. Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.
201. Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
202. Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
203. Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.
204. MUFG Japan Small Cap Active ETF, Series of The RBB Fund, Inc.
205. Oakhurst Fixed Income Fund, Series of The RBB Fund, Inc.
206. SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
207. SGI Enhanced Core ETF, Series of The RBB Fund, Inc.
208. SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
209. SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.
210. SGI Global Equity Fund, Series of The RBB Fund, Inc.
211. SGI Peak Growth Fund, Series of The RBB Fund, Inc.
212. SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
213. SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
214. SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
215. SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
216. WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
217. WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
218. The RBB Fund Trust
219. RBC Funds Trust
220. Rockefeller Municipal Opportunities Fund
221. SEG Partners Long/Short Equity Fund
222. Series Portfolios Trust
223. Thompson IM Funds, Inc.
224. Tortoise Capital Series Trust
225. Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
226. Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
227. CrossingBridge Low Duration High Income Fund, Series of Trust for Professional Managers
228. CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional Managers
229. CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
230. CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
231. RiverPark Strategic Income Fund, Series of Trust for Professional Managers
232. Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
233. Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
234. Jensen Quality MidCap Fund, Series of Trust for Professional Managers
235. Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
236. Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
237. Wall Street EWM Funds Trust

(b)The following are the Officers and Manager of the Distributor, the Registrant's underwriter. The Distributor's main business address is 190 Middle Street, Suite 301, Portland, ME 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, Maine 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President and Chief Compliance Officer and Treasurer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, Maine 04101	Secretary	None
Weston Sommers	190 Middle Street, Suite 301, Portland, Maine 04101	Financial and Operations Principal and Chief Financial Officer	None
(c)    Not applicable.
Item 33. Location of Accounts and Records.
The accounts, books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the 1940 Act and the rules promulgated thereunder are in the possession of Registrant or Registrant’s investment advisor, 601 South Figueroa Street, 39th Floor, Los Angeles, California 90017 or Registrant’s Custodian, Transfer Agent, Fund Accountant and Fund Administrator, U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202. Registrant’s distributor, Quasar Distributors, LLC, 190 Middle Street, Suite 301, Portland, Maine 04101.
Item 34. Management Services.
Not applicable.
Item 35. Undertakings.
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 74 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and the State of California, on the 8th day of July, 2026.
Hotchkis and Wiley Funds
By: /s/ Anna Marie Lopez
Anna Marie Lopez
President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 74 to the Registrant's registration statement has been signed below on July 8, 2026 by the following persons in the capacities indicated.

Signature	Title
Randall H. Breitenbach*	Trustee
Randall H. Breitenbach

Alejandra C. Edwards*	Trustee
Alejandra C. Edwards

Marcy Elkind*	Trustee
Marcy Elkind

Robert Fitzgerald*	Trustee
Robert Fitzgerald

George H. Davis, Jr.*	Trustee
George H. Davis, Jr.

H. Thomas Hicks*	Trustee
H. Thomas Hicks

/s/Anna Marie Lopez	Principal Executive Officer
Anna Marie Lopez

/s/James Menvielle	Principal Financial and Accounting Officer
James Menvielle

* By: /s/Anna Marie Lopez Anna Marie Lopez *Attorney-in-fact pursuant to the Power of Attorney previously filed as exhibit (q).

EXHIBIT LIST

Exhibit Number	Description
(g)(1)(i)(9)	Amended and Restated Custody Agreement
(h)(9)	Fund Servicing Agreement